EXHIBIT 4.1

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.
CONVERTIBLE PROMISSORY NOTE
$15,000,000.00                                     May 17, 2023
For value received, ATHERSYS, INC., a Delaware corporation (the “Company”) promises to pay to LONZA NETHERLANDS B.V., a private company with limited liability organized and existing under the laws of the Netherlands or its assigns (the “Holder”), the principal sum of Fifteen Million Dollars ($15,000,000.00), together with interest on the outstanding principal amount at the rate of ten percent (10.0%) per annum, provided that, upon and during the continuance of any Event of Default (as defined below), the rate of interest shall increase to fourteen percent (14.0%) per annum or, if less, the maximum rate permitted by applicable law. Accrued and unpaid interest shall be capitalized and added to the principal amount (i) on the first day of each January and July, beginning on July 1, 2023, and (ii) on the Maturity Date (as defined below) (the “PIK Amounts”). At any time, the outstanding principal amount of this Convertible Promissory Note (the “Note”), including all PIK Amounts added thereto through such time, is referred to in this Note as the “Principal Amount”. Interest shall commence on the date of this Note (the “Issue Date”) and shall continue and accrue on the basis of a year of 365/366 days for the actual number of days elapsed at the applicable rate on the outstanding Principal Amount until paid in full or converted in accordance with this Note.
This Note is issued in accordance with the terms of that certain Settlement Agreement dated as of the Issue Date by and among the Company, the Holder and the other parties named therein (the “Settlement Agreement”) and is subject to the following additional terms and conditions:
1.Maturity Date. Unless earlier converted or repaid (as applicable) as provided in Sections 2 or 3, all outstanding principal and any accrued and unpaid interest under this Note (the “Conversion Amount”) shall be due and payable on the earlier of (a) May 17, 2026 or (b) such earlier date on which the Note may be accelerated pursuant to Section 7 of this Note or by operation of law (the “Maturity Date”). Notwithstanding the foregoing, at the option and upon the declaration of the Holder, upon written notice to the Company , the entire Conversion Amount shall become due and payable upon the occurrence of a Change of Control (as defined below).
2.Payment; No Prepayment Allowed. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to any fees and expenses due and payable hereunder, then to accrued and unpaid interest, and then the remainder shall be applied to principal.  The Company may prepay up to 50% of the principal and interest due or to become due pursuant to this Note with the prior written consent of the Holder (which such consent shall not be unreasonably withheld, conditioned or delayed).
3.Conversion; Mechanics and Effect of Conversion.
(a)Conversion. The Holder may, at any time and from time to time and in the sole discretion of the Holder, subject to compliance with Nasdaq rules and regulations and shareholder approval, if necessary, upon written notice to the Company, elect to convert all or a portion of the Conversion Amount into shares of the Company’s common stock, $0.001 per share (“Common Stock”):
(i)after the date that is eighteen (18) months following the Issue Date; or
(ii)after an Event of Default.
(b)Conversion Price. Each conversion of the Conversion Amount into Common Stock shall be at a price per share equal to the Conversion Price (as defined below) then in effect. As used herein, the “Conversion Price” shall mean $1.30 per share of Common Stock, subject to adjustment hereunder. For the avoidance of doubt, the Holder shall be entitled to receive, upon conversion of this Note, shares of Common Stock equal to the Conversion Amount being converted divided by the Conversion Price then in effect (as adjusted for any stock dividends or stock splits described in Section 3(g) below or Organic Change described in Section 3(h) below).
(c)Effectiveness of Conversion. Upon conversion of this Note, the Company will be released from its obligations under this Note with respect to the repayment of the portion of the Conversion Amount being converted. Any accrued and unpaid interest on the applicable portion of the Principal Amount of this Note being converted shall be capitalized and added to such Principal Amount being converted into Common Stock. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.
(d)Issuance of Certificates. Upon conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent for the Common Stock (the “Transfer Agent”), and the Company, at its expense, promptly shall cause the Transfer Agent to record the issuance of the number of shares of Common Stock to which such Holder is entitled upon such conversion to the Holder in book-entry form pursuant to the Transfer Agent’s regular procedures. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall be issued by the Company to the Holder for the Principal Amount of this Note and any interest that shall not have been converted or capitalized and added to the Principal Amount.
(e)Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of this Note. The number of shares of Common Stock the Holder shall be entitled to upon conversion shall be rounded down to the nearest whole share.
(f)Beneficial Ownership Limitation. The Company shall not effect any conversion of this Note, and the Holder shall not convert (nor have the right to convert) any portion of this Note, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates, and any other person or entity acting as a group together with the holder or any of its affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Conversion Amount and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3(f) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any affiliates) and of which Conversion Amount under this Note is convertible shall be in the sole discretion of the Holder, and the submission of a notice of conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the holder together with its affiliates) and which Conversion Amount is convertible, in each case subject to such aggregate percentage limitations. For purposes of this Section 3(f), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be; (B) a more recent public announcement by the Company; or (C) a more recent notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two trading days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The limitations contained in this paragraph shall apply to any permitted assign, transferee or successor Holder of this Note.
(g)Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any share split, share dividend or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse share split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
(h)Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s property or other transaction, which in each case is effected in such a manner that holders of shares of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for shares of Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company shall make lawful and adequate provision (in form and substance satisfactory to the Holder) to insure that the Holder shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of the Note, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of this Note had such Organic Change not taken place. In any such case, appropriate provision (in form and substance satisfactory to the Holder of the Note) shall be made with respect to the Holder’s rights and interests to insure that the provisions of this Section 3(h) shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of this Note (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of the Note, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form reasonably satisfactory to the Holder), the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire.

(i)Notices of Adjustment to Conversion Price.
(i)Promptly after any adjustment of the Conversion Price whether pursuant to Sections 3(g) or 3(h), the Company shall send written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.
(ii)The Company shall send written notice to the holder of this Note at least twenty (20) days prior to the date on which the Company closes its books or takes a record (1) with respect to any dividend or distribution upon the Common Stock, (2) with respect to any pro rata subscription offer to holders of Common Stock or (3) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
(iii)The Company shall also give at least twenty (20) days prior written notice to the Holder of this Note of the date on which any Organic Change, dissolution or liquidation shall take place.
4.Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
(a)[Reserved].
(b)[Reserved].
(c)[Reserved].
(d)“Change of Control” means the occurrence after the Issue Date of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction.
(e)“Division” means a division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) under which the assets, liabilities and/or obligations of a Person are divided among two or more Persons, which may or may not include the Person whose assets, liabilities and/or obligations were divided and such Person may or may not survive after giving effect thereto.
(f)[Reserved].
(g)[Reserved].
(h)[Reserved].
(i)[Reserved].
(j)“Permitted Investments” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing within one year from the date of acquisition thereof and (b) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.
(k)[Reserved].
(l)[Reserved].
(m)“Sale and Leaseback Transaction” means a transaction or series of transactions pursuant to which the Company or any of its Subsidiaries shall sell or transfer to any Person any property and, as part of the same transaction or series of transactions, the Company or such Subsidiary shall rent or lease as lessee (other than pursuant to a Capital Lease) such property or one or more properties which it intends to use for the same purpose or purposes as such property.
(n)“Subsidiary” means any entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the Company or (b) that is, as of such date, otherwise controlled, by the Company or one or more subsidiaries of the Company.
5.Covenants. Until the payment or conversion in full or this Note, the Company covenants that:
(1)[Reserved].
(2)[Reserved].
(3)Divisions. The Company will not, and will not permit any of its Subsidiaries to, consummate a Division, without the prior written consent of the Holder (which such consent shall not be unreasonably withheld, conditioned or delayed).
(4)[Reserved].
(5)[Reserved].
(6)[Reserved].
(h)[Reserved].
(i)Reporting Covenant. As long as any portion of this Note remains outstanding, the Company, at all times while it shall be reporting under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act.
(j)Sale and Leaseback Transactions. The Company shall not, nor shall it permit any Subsidiary to, create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property in connection with any Sale and Leaseback Transaction.
6.[Reserved]
7.Event of Default.
(a)An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(i)the Company defaults in the payment of principal, accrued and unpaid interest or any other amounts owing under the Note when due and payable, or the Company fails to deliver the shares of Common Stock to the Holder in the manner and at the times set forth in Section 3 hereof, and such failure to pay or to deliver the shares of Common Stock is not cured within three (3) business days after the occurrence thereof; or
(ii)any representation or warranty made by the Company in the Settlement Agreement or this Note proves to have been false in any material respect as of the Issue Date; or
(iii)the Company or any Guarantor defaults in the performance of, or fails to comply with, any other term, provision, condition, covenant or agreement contained in this Note (excluding those referred to in Section 7(a)(i) or (ii) above) and the default or non-compliance is not remedied within sixty (60) days after the earlier of (i) the Company obtaining actual knowledge of the default or non-compliance and (ii) the Company receiving written notice of the default or non-compliance from the Holder, and the default is not remedied within the applicable cure period thereunder, if any; or
(iv)pursuant to or within the meaning of any Bankruptcy Law, the Company or the Guarantor (A) files, or consents by answer or otherwise to the filing against it, of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any Bankruptcy Law of any jurisdiction, (B) makes an assignment for the benefit of its creditors, (C) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (D) is adjudicated as insolvent or to be liquidated or (E) admits in writing its inability to pay its debts as they become due; or
(v)a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Guarantor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Guarantor, or any such petition shall be filed against the Company or any Guarantor and such petition shall not be dismissed within thirty (30) days;
(vi)[reserved];
(vii)[reserved]; or
(viii)one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $3 million (net of any amounts covered by insurance where coverage has not been disclaimed or denied) shall be rendered against the Company, any Guarantor or any combination thereof and the same shall remain undischarged unwaived, unstayed, unbonded or unsatisfied for a period of sixty (60) consecutive days.
(b)Acceleration.
(i)If an Event of Default described in subsection (iv) or (v) of Section 7(a) has occurred, the Note shall automatically become immediately due and payable.
(ii)If any other Event of Default has occurred and is continuing, the Holder may at any time at its option, by notice to the Company, declare the Note to be immediately due and payable.
(iii)Upon the Note becoming due and payable under this Section 7(b), whether automatically or by declaration, the Note will forthwith mature and the entire unpaid principal amount of the Note, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
(c)Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under

Section 7(b), the Holder may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
(d)No Waivers or Election of Remedies; Expenses. No course of dealing and no delay on the part of the Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. No right, power or remedy conferred by this Note upon the Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the Holder on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of Holder incurred in any enforcement or collection under this Section 7, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
(e) Waiver of Demand. The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Holder may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.
8.Action to Collect on Note. The Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with the collection or enforcement of this Note or any obligation hereunder, including without limitation during or in the context of any bankruptcy, receivership, trusteeship, reorganization or insolvency proceeding or other proceeding under any Bankruptcy Law now or hereafter in effect, and all such amounts shall be payable on demand (or, if the Holder is prevented by applicable law from making demand, as and when incurred by the Holder) and, if not paid when due, shall be capitalized and become part of the Principal Amount, and interest shall accrue thereon as set forth for the Principal Amount under this Note.
9.Indemnification. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, the Holder’s affiliates, and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Holder and its affiliates (each such Person being called an “Indemnitee”) against any and all losses, claims, damages, liabilities, judgments, fines, amounts paid in settlement and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by or asserted against any Indemnitee, in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, before or by any court or any administrative or legislative body or authority, in which such Indemnitee is involved, as a party or otherwise, or with which such Indemnitee may be threatened, arising in connection with this Note (each, an “Action”), except to the extent the same (x) has been finally adjudicated to constitute fraud, gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Company or any Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Guarantor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Company or any Guarantor and brought by an Indemnitee against another Indemnitee. Promptly after receipt by the Holder of notice of the commencement or threatened commencement against it of any third-party Action, the Holder will notify the Company.
10.Registration Rights. As expeditiously as possible, and in no event later than 90 days, after the Issue Date, the Company shall file a registration statement on Form S-3 (or, in the event that the Company is not eligible to file a registration statement on Form S-3, a registration statement on Form S-1) (the “Registration Statement”) covering the resale by the Holder of shares of Common Stock issuable upon conversion of this Note on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Registration Statement declared effective as soon as practicable after the filing thereof. The Company shall maintain the effectiveness of the Registration Statement or a replacement registration statement, including filing any amendments, supplements or new registration statements as may be necessary to allow the Holder to sell shares of Common Stock issuable upon conversion of this Note until the Holder is able to sell such shares without registration under Rule 144 (or any successor provision or rule) under the Securities Act (but with no volume or other restrictions or limitations, including as to manner or timing of sale).
11.Securities Exchange Act Compliance. The Company hereby represents and warrants to the Holder that, as of their respective filing dates (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Form 10-K”) and all other documents subsequently filed by the Company with the Securities and Exchange Commission since the filing of the Form 10-K (the “Company SEC Documents”) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.
12.Guaranty.
(a)Guaranteed Obligations. Each of Advanced Biotherapeutics, Inc., ReGenesys LLC and ABT Holding Company (f/k/a Athersys, Inc.) (each individually a “Guarantor” and collectively, the “Guarantors”), hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Holder, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of all amounts due and payable by the Company to the Holder under or arising out of this Note (the “Note Obligations”) and all costs and expenses, including, without limitation, all attorneys’ fees and expenses paid or incurred by the Holder in endeavoring to collect all or any part of the Note Obligations from, or in prosecuting any action against, the Company or any Guarantor of all or any part of the Note Obligations (such costs and expenses, together with the Note Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.
(b)Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Holder to sue the Company or any other Guarantor for all or any part of the Guaranteed Obligations.
(c)No Discharge or Diminishment of Guaranty. (i) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of the Guaranteed Obligations), including: (1) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (2) any change in the corporate existence, structure or ownership of the Company or any Guarantor; (3) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or any Guarantor or their assets or any resulting release or discharge of any obligation of the Company or any Guarantor; or (4) the existence of any claim, setoff or other rights which any Guarantor may have at any time against the Company or any other Guarantor, or the Holder, whether in connection herewith or in any unrelated transactions.

(ii)The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by the Company or any Guarantor, of the Guaranteed Obligations or any part thereof.
(iii)The obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (1) the failure of the Holder to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (2) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; or (3) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
(d)Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Company or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Company or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.
(e)Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against the Company or any other Guarantor, until the Company and the Guarantors have fully performed all their obligations to the Holder.
(f)Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Company or any Guarantor or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Holder is in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand.
(g)Limitation on Liability. Any term or provision of this Note to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Note, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or Bankruptcy Law.
(h)Release of Guarantor. In the event of a sale or other disposition (including by way of consolidation or merger) of a Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case, other than a sale or disposition to the Company or an affiliate of the Company) permitted under this Note, the Guarantor shall, at the request of the Company, be released from its guarantee of the Guaranteed Obligations under this Section 12 only upon the express written consent of the Holder, which consent shall not be unreasonably withheld. In the event a Guarantor is released in accordance with this Section 12 (h), at the request of the Company the Holder shall execute and deliver an appropriate instrument evidencing the release of such Guarantor pursuant to this Section 12(h).
13.Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.
14.Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid under this Note shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal amount remaining owed under this Note or, if it exceeds such unpaid principal amount, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.
15.Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.
16.Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. The Holder may, at any time or from time to time, assign, pledge or otherwise transfer all or a portion of this Note without the prior written consent of the Company. Upon a transfer of all or a portion of this Note, the Company shall execute, or cause to be executed, such documents as the Holder shall deem necessary to effect the foregoing.
17.Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any conflict of laws principles that would require application of the laws of another jurisdiction other than Section 5-1401 of the General Obligations Law of the State of New York).
18.Jurisdiction. Each of the Company and the Holder irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of its own corporate domicile with respect to actions or proceedings brought against it as a defendant, for purposes of all proceedings. Each of the Company and the Holder irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any proceeding and any claim that any proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any proceeding may be served on the Company or the Holder, as applicable, by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices under this Note.
19.Waiver of Jury Trial. Each of the Company, the Guarantors and the Holder hereby irrevocably waives any and all right to trial by jury in any proceeding.

20.Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance herewith shall be binding upon the Company, the Holder and each transferee of this Note.
21.Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.
22.Entire Agreement. This Note, together with the Settlement Agreement, constitutes the entire agreement between the Company and the Holder pertaining to the subject matter hereof.

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IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date indicated herein.
                    THE COMPANY:

ATHERSYS, INC.

By:
Name:	Daniel Camardo
Title:	Chief Executive Officer

                    GUARANTORS:

ADVANCED BIOTHERAPEUTICS, INC.
By: ATHERSYS, INC., as Parent company of ADVANCED BIOTHERAPEUTICS, INC.

By:
Name:	Daniel Camardo
Title:	Chief Executive Officer

REGENESYS LLC
By: ATHERSYS, INC., as Parent company of REGENESYS LLC

By:
Name:	Daniel Camardo
Title:	Chief Executive Officer

ABT HOLDING COMPANY
By: ATHERSYS, INC., as Parent company of ABT HOLDING COMPANY

By:
Name:	Daniel Camardo
Title:	Chief Executive Officer